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                                                                    EXHIBIT 99.1

         Protection One, Inc. (NYSE:POI) announced today that as a result of discussions with the staff of the Securities and Exchange Commission (SEC), the company will restate its 1997 operating results and its results for the first three quarters of 1998. These discussions were related to the registration statement filed by Protection One in connection with the proposed acquisition of Lifeline Systems, Inc. (Nasdaq:LIFE).

         The company expects the release of additional and more definitive information in its Form 10-K for 1998. As a result of this restatement, the company has filed for a 15-day extension from the SEC of the filing of its 1998 10-K, to April 15, 1999.

         The largest adjustment results from a change in accounting treatment for the replacement of residential yard signs which will require Protection One to reverse an approximate $12.3 million acquisition-related expense recorded in 1997 and expense this amount in 1998. With the decision to exit the Westar trade name and utilize the Protection One brand name on a nationwide basis, the former Westar yard signs became obsolete. Protection One considered these charges to be exit costs and accrued the estimated costs of removing and replacing the obsolete signage in the fourth quarter of 1997. The impact of this change is to increase 1997 net income by approximately $7.4 million and to reduce 1998 net income by the same amount.

         Protection One also will restate 1997 and 1998 net income to expense the costs of yard signs for accounts acquired in acquisitions which have been capitalized. The impact of this adjustment will reduce 1997 net income by approximately $0.5 million and 1998 net income by approximately $2.5 million. Protection One management also determined a need to increase its 1998 expense provision for uncollectible accounts, which will reduce net income by approximately $3.6 million. In addition, Protection One will increase 1998 net income by approximately $0.5 million to reflect adjustments to purchase price allocations recorded in connection with its business acquisitions.

         The overall effect of these adjustments increases 1997 net income by approximately $6.9 million, or $0.10 per share, and decreases 1998 net income by approximately $13 million, or $0.12 per share.

         The SEC staff is also reviewing Protection One's amortization methodology use on customer accounts and the timing of non-recurring gains relating to the settlement of certain financial obligations. The company is working with the SEC staff to resolve these open issues.

         Protection One currently amortizes customer acquisition costs on a straight line method over a 10-year period. The SEC staff has questioned the appropriateness of the current accounting method. Protection One believes its amortization method is consistent with industry practices, but will work with the SEC to complete their review. A significant change in the amortization method would likely have a material effect on the


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company's results of operations. Protection One expects to resolve this matter prior to filing its first quarter results in 1999.

         Until the 1998 10-K is filed, Protection One's financial statements and the auditors' report for the year ended 1997 and the unaudited financial statements for the first three quarters of 1998 should not be relied upon as they do not reflect the adjustments discussed above.

         PROTECTION ONE, ONE OF THE LEADING RESIDENTIAL SECURITY ALARM COMPANIES IN THE UNITED STATES, PROVIDES MONITORING AND RELATED SECURITY SERVICES TO MORE THAN 1.5 MILLION RESIDENTIAL AND COMMERCIAL SUBSCRIBERS IN NORTH AMERICA AND EUROPE.

         FOR MORE INFORMATION ABOUT PROTECTION ONE AND ITS OPERATING COMPANIES, VISIT US ON THE INTERNET AT http://www.protectionone.com.

         Statements contained in this press release concerning statements of management's beliefs, goals and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. The information in this release regarding the company's estimates of the amounts of restatement constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995, and is subject to the safe harbor protections of that Act. These estimated amounts of restatements are subject to completion and audit of the restated financial statements, as well as to additional review by the SEC staff. Other risks and uncertainties are described in Protection One's preliminary information statement filed with the Securities and Exchange Commission on February 12, 1999. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.


                                 PROTECTION ONE

                   SUMMARY OF ESTIMATED RESTATABLE ADJUSTMENTS


1997 ADJUSTMENTS:

Replace residential yard signs                            $      7.4
Yard signs for acquired accounts                                (0.5)
                                                          ----------

Estimated Increase in Net Income                          $      6.9

1998 ADJUSTMENTS:

Replace residential yard signs                            $     (7.4)
Yard signs for acquired accounts                                (2.5)
Bad debt expense                                                (3.6)
Purchase price allocations                                        .5
                                                          ----------

Estimated Decrease in Net Income                          $    (13.0)

NOTE - All amounts in millions and presented net of tax.